UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	March 11, 2014

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota		27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota		55044
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2014, Twin Cities Power Holdings, LLC (the “Company”) entered into a First Amendment to Employment Agreement with its Chief Executive Officer and President, Timothy S. Krieger, effective January 1, 2014. Mr. Krieger is the beneficial owner of 100% of the Company’s outstanding equity. Pursuant to the amended employment agreement, as of January 1, 2014, Mr. Krieger no longer receives a salary from the Company but receives distributions on both his preferred and common units. If Mr. Krieger’s employment is terminated for reasons other than cause, he will receive no severance pay. If Mr. Krieger’s employment is terminated for any reason other than non-renewal, he is subject to a non-compete agreement for a period of six months. If his employment is not renewed by the Company at the end of the original one-year term or any subsequent renewal term, Mr. Krieger will not be subject to a non-compete and he will not receive any severance pay.

On March 11, 2014, the Company entered into a Third Amendment to Employment Agreement (“Staska Amendment”) with its Vice President – Risk Management and Chief Risk Officer, Stephanie Staska. The Staska Amendment amends Ms. Staska’s employment agreement by increasing her annual salary to $180,000. By its terms, the Staska Amendment was effective March 1, 2014.

The foregoing descriptions are qualified in their entirety by references to the amendments filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)

10.1	First Amendment to Employment Agreement dated March 24, 2014 between Twin Cities Power Holdings, LLC and Timothy S. Krieger.
10.2	Third Amendment to Employment Agreement dated March 11, 2014 between Twin Cities Power Holdings, LLC and Stephanie Staska.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 26, 2014	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

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